Exhibit 10.41

ROYALTY AGREEMENT

This Royalty Agreement (hereafter this “Agreement”) is made and entered into by and between MONTEREY PASTA COMPANY (“Monterey”), a Delaware corporation with its principal place of business at 1528 Moffett Street, Salinas, California, and TOSCANA FOODS, LLC, a Utah limited liability company, with its principal place of business in Salt Lake County, State of Utah.

RECITALS

WHEREAS, Monterey manufactures Italian food products for wholesale; and

WHEREAS, Toscana is the developer of certain recipes “(Recipes”) and manufacturing concepts (“Concepts”) for ravioli with unique rough chopped filling (“Products”); and

WHEREAS, Monterey desires to obtain the right to use the Recipes and Concepts for the purpose of manufacturing and selling the Products to its customers; and

WHEREAS, Toscana has agreed, under the terms and conditions set forth below, to disclose the Recipes and Concepts to Monterey and to grant it the right to use the Recipes and Concepts to manufacture the Products and other similar items for wholesale to its customers.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Monterey and Toscana agree as follows:

1.                                      Definitions

For convenience and brevity, certain terms used in various parts of this Agreement are listed in alphabetical order and defined or referred to below (such terms to be equally applicable to both singular and plural forms of the terms defined).

“Concepts” means all technical information, instructions, specifications, and practices necessary to produce the Products.

“Monthly Net Sales” means the monthly gross sales, less all discounts and allowances, made by Monterey of the Products to any of its customers, including COSTCO WHOLESALE, INC., measured by the cumulative wholesale dollar value of all Products invoiced to any of Monterey’s customers, less said discounts and allowances.

“Products” means ravioli with a unique rough, chopped filling consisting of at least two ingredients which shall be referred to by the parties as “Rough Chopped Ravioli,” or “Chunky

Ravioli,” or words of similar import, and manufactured by Monterey or any other related entity using the Recipes, Concepts, or any variations or modifications, that are supplied by Toscana.  The parties acknowledge that Monterey manufactures similar products which are not intended to be subject to the Agreement, and therefore agree that only ravioli manufactured and sold under the applicable project name or names referenced above shall be subject to the Agreement.

“Recipes” means the list of ingredients and instructions provided by Toscana to Monterey, which are necessary to produce the Products.

“Term” is defined in Section 4.

2.                                      Ownership

2.1. (a)           License

Toscana retains ownership of the Recipes and Concepts but grants to Monterey the exclusive right to use the Recipes and Concepts for the sole purpose of manufacturing Products for sale to Monterey’s customers. Without limiting the generality of the foregoing, Monterey has the exclusive right (Exclusive”) worldwide to (i) manufacture Products using the Recipes, Concepts or any modifications thereof and (ii) promote, market, distribute, and sell the Products. This Exclusive will continue for so long as Monterey manufactures or markets the Products.

2.1 (b)              Acknowledgement

If Monterey’s customer accepts and Monterey determines it is appropriate for strategic reasons, Monterey will affix the phrase “Marco Rossi Signature Pasta” to the front label of Products.  In the event the forgoing phrase is not acceptable to Monterey or its customer, then the back label of the Products will include the phrase “in collaboration with Toscana Foods” or words to that effect.

2.2.                            Marketing

Monterey will use its best efforts to manufacture, market, and sell the Products as Monterey determines to be appropriate for its business goal, but makes no guarantee as to the success of such efforts and may discontinue such efforts at any time and for any reason.

3.                                      Compensation

3.1.                            Royalties

For the use of the Recipes and Concepts, Monterey will pay to Toscana a Royalty as follows:

Net Sales	Royalty
Initial $300,000 from start of term	2%
Any sales above initial $300,000	1%

3.2.         Payment

The Royalties shall be computed on a calendar-quarter basis (e.g., January through March, April through June, July through September, and October through December) based upon Monterey’s Monthly Net Sales during such quarter. For each calendar quarter in which Monterey has sold any of the Products, Monterey shall pay to Toscana the royalties computed hereunder within thirty (30) days after the end of such quarter.

3.3.         Records; Audit

Upon giving advance written notice of not less than five (5) business days, and not more frequently than twice in any twelve (12) month period, Monterey shall allow the Managers and Members of Toscana, or their designated agents, access during Monterey’s normal business hours to the sales records maintained by Monterey regarding its Monthly Net Sales in order to verify the accuracy of Monterey’s Royalty computation.  The information contained in such records is confidential and proprietary to Monterey. Toscana shall maintain the confidentiality of such information and shall contractually obligate its members and duly authorized agents to not disclose such information to any third party without Monterey’s prior consent and to not use such information for any purpose other than verification of the royalties due. In the event such review of Monterey’s records discloses any underpayment of royalties to Toscana, Monterey shall promptly pay to Toscana any underpayment of royalties due under the terms of this Agreement. Toscana shall likewise promptly refund to Monterey any overpayment of royalties made to Toscana under this Agreement.

3.4.         Full Compensation

Payment of the amount specified in this Section 3 shall constitute full compensation to Toscana for the use and sale of the Recipes and Concepts.  Upon the disbursement of the first payment for Royalty, Monterey will cease the payment of consulting fees paid pursuant to that Independent Consulting Agreement dated April 1, 1998.

3.5.         Independent Contractor Relationship. Toscana shall at all times act as and be an independent contractor.  Nothing in this Agreement shall be construed to place Monterey and Toscana in a relationship of partners, joint venturers, principal and agent, or employer and employee.  Neither party shall have the right to obligate or bind the other party in any manner whatsoever. Toscana shall be solely and completely liable for the withholding and payment of any federal and state tax liabilities, including FICA or FUTA withholding taxes, if required, which may arise as a result of payments hereunder by Monterey to Toscana.

4.             Term

4.1.         Term.  The term of this Agreement (the “Term”) shall commence on the date of this Agreement and, subject to termination as provided below, the payment provisions shall continue for period of five years or for so long as Monterey manufactures, markets, and sells the Products, whichever is earlier.

4.2          Termination.   Either party may terminate this Agreement upon thirty days written notice, if after twelve months from date Agreement is executed, Monterey is unable to manufacture the Products with at least a 50 day shelf life after strictly adhering to the Recipes, Concepts, instructions, and directions provided by Toscana.  Sections 3.1, 3.2, 3.3, 3.4, 3.5, 6.3, and 7 shall survive such termination for any Products developed from proprietary Recipes provided by Toscana during the first twelve months of the Agreement.

5.            Toscana Expenses.  Toscana shall be allowed to be reimbursed for its out-of-pocket expenses from Monterey, provided such expenses are approved in advance by Monterey’s Chief Executive Officer and are submitted for payment accompanied by proper receipts.  Such reimbursement shall be within 30 days of receipt of invoice for said expenses by Monterey at its Salinas, California headquarters.

6.             Representations; Indemnification; Limitation of Liability

6.1.         Toscana

Toscana represents and warrants to Monterey that:

6.1.1.      Toscana has the full power and authority to enter into and perform the obligations under this Agreement;

6.1.2.      This Agreement has been duly authorized, executed and delivered by Toscana and constitutes a valid, binding and enforceable agreement of Toscana;

6.1.3.      Toscana has not granted any other license or right to use the Recipes or distribute the Products;

6.2.         Monterey

Monterey represents and warrants to Toscana as follows:

6.2.1.      Monterey has the full power and authority to enter into and perform its obligations under this Agreement; and

6.2.2.      This Agreement has been duly authorized, executed and delivered by Monterey and constitutes a valid, binding and enforceable agreement of Monterey.

6.3.         Indemnity

Monterey and Toscana shall indemnify, defend and hold harmless the other party from any and all claims, costs, judgments, damages and expenses (including reasonable attorney’s fees) which arise out of any breach or alleged breach of that party’s representations and warranties set forth in Sections 6.1 or 6.2.  The party seeking indemnification shall promptly notify the indemnifying party of any such claim, permit the indemnifying party to control the defense and settlement of such claim and shall cooperate with the indemnifying party in such defense.

7.             Confidentiality.  During the term of the Agreement and thereafter the confidentiality provisions of this agreement shall remain in full force and effect after the termination of the Agreement.  Toscana and Monterey shall not, without prior written permission of the other, disclose to anyone any confidential information including any proprietary information such as, but not limited to, formulas, specifications, manufacturing methods, documentation produced, business affairs, future plans, process information, customer lists, and any other information which is a valuable, special, and unique asset of the Company, including any information Toscana or Company is specifically told is confidential.  Confidential information shall not include information that is disclosed by Monterey or Toscana without restriction, becomes publicly available through no act of the other party, or is received rightfully from a third party.

Toscana agrees the Toscana will not at any time or in any manner, either directly or indirectly, use any such information for Toscana’s own benefit.  Toscana will protect such information and treat it as strictly confidential.  A violation of this paragraph shall be a material violation of the Agreement.

If it appears that either party has disclosed (or threatened to disclose) information in violation of the Agreement, the other party shall be entitled to an injunction to restrain the disclosing party from disclosing, in whole or in part, such information, or from providing any services to any party to whom such information has been disclosed or may be disclosed.  The parties shall not be prohibited by this provision from pursuing other remedies, including a claim for loss and damages.

8.             Miscellaneous

8.1.         Notices

Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally to the address set forth below (to the attention of the person identified below) or sent by telegram, by registered or certified mail, postage prepaid, or by overnight courier service, or by facsimile with written facsimile transmission confirmation as follows:

If to Monterey to:

Monterey Pasta Company, Inc.

1528 Moffett Street

Salinas, California

ATTN: Lance Hewitt

Telephone No.: (831) 753-6262 (ext. 130)

Facsimile No.:  (831) 753-6257

If to Toscana to:

Marco Rossi

268 Kathryn Circle

Sandy, Utah 84092

Telephone No.: (801) 550-5283

With a Copy to:

James F. Wood, Esq.

STOEL RIVES, LLP

201 South Main Street, Suite 1100

Salt Lake City, Utah 84111

Telephone No.: (801) 328-3131

Facsimile No.:  (801) 578-6999

or to such other address as the addressee may have specified in a notice duly given to the sender and to counsel as provided herein.  Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered or telegraphed or, if mailed, three (3) business days after the date so mailed or, if sent by overnight courier service or facsimile, one (1) business day after the date so sent.

8.2.         Assignment; Successors and Assigns

This Agreement shall not be assigned by Monterey without the prior written consent of Toscana.  Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.3.         Entire Agreement

This Agreement, together with any documents referred to herein, sets forth the entire agreement of the parties hereto with respect to the Products.  This Agreement may not be amended except by an instrument signed by the parties hereto, and no claimed amendment, modification, termination or waiver shall be binding unless in writing and signed by the party against whom or which such claimed amendment, modification, termination or waiver is sought to be enforced.

8.4.         Applicable Law

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Utah without reference to its choice of law principles.  Each party hereby irrevocably consents to the jurisdiction and venue of the courts of the State of Utah, Salt Lake County, the United States District Court for the District of Utah, and all applicable appellate courts, in connection with any action to interpret or enforce, or otherwise arising out of or relating to, this Agreement.

8.5.         Section Headings and Gender

All section headings and the use of a particular gender are for convenience only and shall in no way modify or restrict any of the terms or provisions hereof.  Any reference in this Agreement to a Section shall be deemed to be a reference to a Section of this Agreement unless the context otherwise expressly requires.

8.6.         Cooperation

Subject to the provisions hereof, the parties hereto shall use their best efforts to take, or cause to be taken, such action to execute and deliver, or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement and under applicable law to consummate and make effective the transactions contemplated by this Agreement.

8.7.         Counterparts

This Agreement may be executed in two or more counterparts, each of which is an original and all of which together shall be deemed to be one and the same instrument.  This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by all the parties.  It shall not be necessary in making proof of this Agreement or any counterpart thereof to produce or account for any of the other counterparts.

8.8.         Interpretation

This Agreement and each of the terms and provisions hereof are deemed to have been explicitly negotiated among the parties and the language in all parts of this Agreement shall in all cases be construed according to its fair meaning and not strictly for or against any party.

IN WITNESS WHEREOF, the parties have executed this Royalty Agreement as of the 18th day of January 2002.

Monterey Pasta Company, Inc. a Delaware corporation:		Toscana Foods, LLC, a Utah limited liability company:

By:		By:
	Lance Hewitt, President/CEO		Marco Rossi, Member